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                                                                    EXHIBIT 12.1

                    BANK PLUS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------------------
                                                    1996       1995        1994       1993        1992
                                                  --------   --------   ---------   ---------   --------
                                                                  (DOLLARS IN THOUSANDS)
Loss from continuing operations before
 income taxes.................................... $(10,525)  $(68,975)  $(144,968)  $(101,680)  $ (1,880)
Add:
  Interest on deposits...........................  120,265    128,242     108,310     131,721    175,077
  Interest on borrowings.........................   32,358     46,594      47,518      56,773     65,047
  One-third of rents.............................      990        930         870         900        840
                                                  --------   --------   ---------   ---------   --------
    Earnings as adjusted (A)..................... $143,088   $106,791   $  11,730   $  87,714   $239,084
                                                  ========   ========   =========   =========   ========
    Adjusted earnings (loss) excluding
     interest on deposits (B).................... $ 22,823   $(21,451)  $ (96,580)  $ (44,007)  $ 64,007
                                                  ========   ========   =========   =========   ========
Fixed Charges:
  Interest on deposits........................... $120,265   $128,242   $ 108,310   $ 131,721   $175,077
  Interest on borrowings.........................   32,358     46,594      47,518      56,773     65,047
  One-third of rents.............................      990        930         870         900        840
  Dividend on preferred stock of
   subsidiary....................................   10,707         --          --          --         --
                                                  --------   --------   ---------   ---------   --------
   Fixed charges (C)............................. $164,320   $175,766   $ 156,698   $ 189,394   $240,964
                                                  ========   ========   =========   =========   ========
   Fixed charges excluding interest
    on deposits (D).............................. $ 44,055   $ 47,524   $  48,388   $  57,673   $ 65,887
                                                  ========   ========   =========   =========   ========
Ratio of earnings to fixed charges (A)/(C).......     0.87       0.61        0.07        0.46       0.99
                                                  ========   ========   =========   =========   ========
Ratio of earnings (loss) to fixed charges
  excluding interest on deposits (B)/(D).........     0.52      (0.45)      (2.00)      (0.76)      0.97
                                                  ========   ========   =========   =========   ========
Amount of coverage deficiency.................... $(21,232)  $(68,975)  $(144,968)  $(101,680)  $ (1,880)
                                                  ========   ========   =========   =========   ========
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